----------------------
                           TRADEMARK
                       LICENSE AGREEMENT
                     ----------------------


     THIS TRADEMARK LICENSE AGREEMENT ("Agreement") is made and entered into effective as of May 1, 1993 (the "Effective Date") by and between Intergraph Corporation, a Delaware corporation ("Licensor"), and Intel Corporation, a Delaware corporation ("Licensee").

     WHEREAS, Licensor has adopted, has registered with the United States Patent and Trademark Office and the trademark offices of various foreign countries, and is using the trademark Intergraph ("Trademark") throughout the world in connection with computer graphics hardware, software, and related services; and

     WHEREAS, Licensee desires to use the Trademark, in both block letter and stylized form, in connection with Licensee's "Interactive Video Jukebox" display (the "Video Jukebox") to promote the fact that certain of Licensor's applications are compatible with the Pentium (TM) Processor throughout the world ("Territory"); and

     WHEREAS, Licensor, subject to the terms and conditions set forth in this Agreement, is willing to permit Licensee to use the Trademark in connection with the Video Jukebox for the mutual benefit of Licensor and Licensee.

     NOW, THEREFORE, in consideration of the above premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                              Section 1
                               LICENSE

     1.1 Scope of License. Subject to the terms and conditions set forth in this Agreement, Licensor grants to Licensee a non-exclusive, non-transferable, royalty-free license to use the Trademark in connection with the Video Jukebox throughout the Territory. Licensee shall make no other use of the Trademark.

     1.2 Non-Assignment. Licensee acknowledges and agrees that the rights granted to Licensee by and obtained by Licensee as a result of or in connection with this Agreement are license rights only, and nothing contained in this Agreement constitutes or shall be construed to be an assignment of any or all of Licensor's rights in the Trademark.

                           Section 2
                      LICENSOR'S CONTROL

     In order to protect and preserve Licensor's rights in the Trademark, Licensee understands, acknowledges, and agrees that (i) prior to the first date of Licensee's use of the Trademark in connection with the Video Jukebox, Licensee shall obtain Licensor's approval of all aspects of such use; and (ii) once Licensee's use of the Trademark in connection with the Video Jukebox is initially approved by Licensor, any subsequent alteration, modification, or change in such use must be reviewed and approved by Licensor prior to implementation of such alteration, modification, or change.

                           Section 3
                     USE OF THE TRADEMARK

     3.1 Trademark Format. Licensor retains the right to specify, from time to time, the format in which Licensee shall use and display the Trademark, and Licensee shall only use or display the Trademark in a format approved by Licensor.

     3.2 Proper Notice and Acknowledgment. Every use of the Trademark by Licensee shall incorporate in an appropriate manner an "R" enclosed by a circle or the phrase "Reg. U.S. Pat. & Tm Off.".

     3.3 Impairment of Licensor's Rights. Licensee shall not at any time, whether during or after the term of this Agreement, do or cause to be done any act or thing challenging, contesting, impairing, invalidating, or tending to impair or invalidate any of Licensor's rights in the Trademark or any registrations derived from such rights.

     3.4 Licensor's Rights and Remedies. Licensee acknowledges and agrees that Licensor has, shall retain, and may exercise, both during the term of this Agreement and thereafter, all rights and remedies available to Licensor, whether derived from this Agreement, from statute, or otherwise, as a result of or in connection with Licensee's breach of this Agreement, misuse of the Trademark, or any other use of the Trademark by Licensee which is not expressly permitted by this Agreement.

                            Section 4
                      TERM AND TERMINATION

     4.1 Term. The term of this Agreement shall be for two (2) years from the Effective Date; provided, however, that either party may terminate this Agreement, with or without cause, by delivering written notice of termination to the other party, and, unless a later date is specified in such notice, termination shall be effective sixty (60) days after the date such notice is given.

     4.2  Termination for Cause.  Notwithstanding the provisions of
Section 4.1 of this Agreement, this Agreement and all rights granted hereby, including but not limited to Licensee's right to use the Trademark, shall automatically terminate without notice from Licensor if (i) Licensee attempts to assign, sub-license, transfer or otherwise convey, without first obtaining Licensor's written consent, any of the rights granted to Licensee by or in connection with this Agreement;
(ii) Licensee fails to obtain Licensor's approval of Licensee's use of the Trademark in accordance with Section 2 of this Agreement; (iii) Licensee uses the Trademark in a manner in violation of, or otherwise inconsistent with, the restrictions imposed by or in connection with
Section 3 of this Agreement; or (iv) Licensee uses the Trademark in a manner not expressly permitted by this Agreement.

     4.3 Effect of Termination. All rights granted by this Agreement, including, without limitation, Licensee's right to use the Trademark, shall expire upon termination of this Agreement, and upon termination Licensee shall immediately cease and desist from all further use of the Trademark.

                              Section 5
                            MISCELLANEOUS

     5.1 Assignment. Licensee shall not assign, sublicense, transfer, or otherwise convey Licensee's rights or obligations under this Agreement without Licensor's prior written consent. Licensee shall indemnify and hold harmless Licensor against all liability, costs, and expenses, including but not limited to a reasonable attorneys' fee, arising out of or in connection with claims relating to an attempted assignment, sublicense, transfer, or other conveyance of Licensee's rights and obligations.

     5.2 Applicable Law. This Agreement shall be interpreted, construed, and enforced pursuant to, and in accordance with, the laws of the State of Alabama.

     5.3 Entire Agreement. This Agreement supersedes all previous agreements, understandings, and arrangements between the parties, whether oral or written, and constitutes the entire agreement between the parties.

     5.4 Amendments. This Agreement may not be modified, amended, altered, or supplemented except by an agreement in writing executed by the parties hereto.

     5.5 Waivers. The waiver by either party of a breach or other violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision of this Agreement.

     5.6 Notice. Unless otherwise provided herein, any notice, demand, or communication required, permitted, or desired to be given hereunder shall be in writing and shall be delivered by hand, by telex or telecopy, by facsimile, or by registered or prepaid certified mail through the United States postal service, return receipt requested, addressed as follows:

        Attn: General Counsel             Attn: Legal Department, HQ034
              Intel Corporation                 Intergraph Corporation
              2200 Mission College Blvd.        Huntsville, Alabama
              Santa Clara, CA  95052-8119       35894-0001

or to such other address, and to the attention of such other persons or officers as either party may designate by written notice. Any notice so addressed and mailed shall be deemed duly given three (3) days after deposit in the United States mail, and if delivered by hand, shall be deemed given when delivered, and if telecopied, telexed, or sent by facsimile, shall be deemed given on the first business day immediately following transmittal.

     5.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

     5.8 Articles and Other Headings. The articles and other headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.



     INTEL CORPORATION             INTERGRAPH CORPORATION



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     By:  Michael Pope             Allan B. Wilson
          Director, SW Developer   Executive Vice President
          Relations Group
          Intel